Exhibit 10.3

Exhibit A

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on November 23, 2015 (the “Effective Date”) by and between Paul Simon (the “Employee”) and National Waste Management Holdings, Inc., (the “Company”).

WHEREAS, the Company entered into a certain partnership interest purchase agreement with PDA Management Corp. (the “Seller”), a Nevada corporation, whereby the Company agrees to acquire from the Seller all of its partnership interest in Gateway Rolloff Services, L.P. (“Gateway”), in consideration for cash payment and common stock of the Company (the “Gateway Agreement”);

WHEREAS, as a condition to the execution of the Gateway Agreement, the Company agrees to employ Paul Simon, the President of the Seller, as an employee of the Company managing Gateway immediately following the execution of the Gateway Agreement;

WHEREAS, the Company and the Employee desire to enter into this Agreement to memorialize the terms and conditions of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I.                Employment; Responsibilities; Compensation

Section 1.01        Employment. Subject to ARTICLE III, the Company hereby agrees to employ Employee and Employee hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing as of the Effective Date and ending on the second anniversary of the Effective Date (“Term”).

Section 1.02         Responsibilities; Loyalty

(a)             Subject to the terms of this Agreement, Employee is employed as general manager of Gateway on behalf of the Company, and shall perform the functions and responsibilities customary of that position. Without Employee's advance written approval, the Company shall not, directly or indirectly, (a) assign to Employee employment duties that are inconsistent with those customarily associated with the responsibilities of a general manager, (b) require a change in the location of Employee's primary business office outside of the Tampa Bay Metropolitan Area, (c) change Employee's employment duties, office facilities, or secretarial support in a way that materially diminishes the prestige or responsibilities of Employee's corporate titles or offices.

(b)            Employee understands that this is a full-time position and therefore agrees to devote the whole of Employee’s professional time, in no event less than forty (40) hours each week, attention and energies to the performance of Employee’s work. This is an exempt position and therefore the Employee is not entitled to overtime. Employee agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

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Section 1.03         Compensation. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Employee in the following manner:

(a)            The Company will pay Employee an annualized base salary of $85,000 per annum during the Term (“Base Salary”), payable weekly. In no event shall Company decrease Employee’s annual base salary during the term of this Agreement except upon termination by Employee without Good Reason.

(b)            Employee shall be entitled to 15 days of vacation.

(c)           Employee shall receive health insurance benefits and be eligible for such other employee benefits including holidays, available to employees of the Company generally, in accordance with any policies, procedures or benefit plans adopted by the Company from time to time during the existence of this Agreement. Employee’s rights or those of Employee’s dependents under any such benefits policies or plans shall be governed solely by the terms of such policies or plans.

(d)          During the Employment Period, the Executive shall receive a car allowance in the amount of $750.00 per month. The employee will be responsible for their own taxes related to this additional monthly compensation.

(e)            The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of any Company benefit plan or policy. The Company’s employee benefits, and policies related thereto, are subject to termination, modification or limitation at the Company’s sole discretion, except that upon any termination of any policy of health insurance, the Company shall immediately provide Employee with substitute health insurance at Company’s sole cost.

(f)            Payment of all compensation to Employee shall be made in accordance with the terms of this Agreement, applicable state or federal law, and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

Section 1.04         Business Expenses. The Company shall reimburse Employee for all business expenses that are reasonable and necessary and incurred by Employee while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

Article II.               Confidential Information; Post-Employment Obligations; Company Property

Section 2.01         Company Property. As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Employee during Employee’s employment by the Company are the  Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Employee individually or in conjunction with others during Employee’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Employee’s employment with the Company for any reason, Employee shall return all of the Company’s documents, data or other Company property to the Company.

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Section 2.02         Confidential Information; Non-Disclosure.

(a)            Employee acknowledges that the business of the Company is highly competitive and that the Company will provide Employee with access to Confidential Information. Employee acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Employee agrees that Employee will not, at any time during or after Employee’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Employee’s employment responsibilities to the Company. Notwithstanding the foregoing, Employee may disclose Confidential Information to the extent necessary to (a) comply with applicable law, (b) establish a lawful claim or defense, or (c) respond to lawful process or appropriate government inquiry. Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b)          For purposes hereof, “Confidential Information” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company. The term “Confidential Information” excludes information that (a) is generally available to the public or becomes generally available to the public other than as a result of a nonpermitted disclosure by Employee, (b) was available to Employee before disclosure by the Company to Employee, or (c) becomes available to Employee from a source other than the Company.

Section 2.03         Non-Solicitation of Employees. During the Term and for two years immediately after the Term, Employee will not, either directly or indirectly, call on, solicit or induce any other executive or officer of the Company or its affiliates with whom Employee had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation.

Article III.             Termination

Section 3.01         Termination of Employment.

(a)            Employee’s employment with the Company shall be terminated (i) immediately upon the death of Employee without further action by the Company, (ii) upon Employee’s Permanent Disability without further action by the Company, (iii) by the Company for Cause, (iv) by Employee without Good Reason, (v) by the Company without Cause or by Employee for Good Reason, including by the Company without Cause or by Employee for Good Reason within 12 months following a Change of Control, provided that, in the case of clause (v), the terminating party must give at least 30 days’ advance written notice of such termination. For purposes of this ARTICLE III, “Date of Termination” means the date of Employee’s death, the date of Employee’s Permanent Disability, or the date of Employee’s separation from service with the Company, as applicable.

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(b)            For purposes hereof:

               (i)               “Cause” shall include (A) continued failure by Employee to perform substantially Employee’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of Employee with a crime involving moral turpitude or a felony; (D) the indictment of Employee for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by Employee of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to Employee identifying the provision of this Agreement that Company determined has been breached. For purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Employee is acquitted at trial or on appeal then the Employee will be deemed to have been terminated without Cause.

                (ii)             “Change of Control” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1)            Any “Person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes a “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

2)            The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

             (iii)               “Good Reason” shall mean one or more of the following conditions arising not more than six months before Employee’s termination date without Employee’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorized committee thereof to Employee of any duties that materially and adversely alter the nature or status of Employee’s position, job descriptions, duties, title or responsibilities from those of a general manager of Gateway, or eligibility for Company compensation plans; (C) requirement by the Company for Employee to relocate to a primary place of business which is more than fifty (50) miles away from the Employee’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in Employee’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if Employee provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

             (iv)              “Permanent Disability” shall mean Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Employee will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of this paragraph.

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(c)            If Employee’s employment is terminated under any of the foregoing circumstances, Company shall pay Employee (i) all accrued and unpaid compensation owed to Employee through the date of termination, plus (ii) all compensation to which Employee would have otherwise been entitled and all benefits for which Employee would have been eligible under the terms of this Agreement through the second anniversary of the Effective Date of this Agreement as if there had not been a termination, unless the basis for the termination is a termination by Employee without Good Reason.

Article IV.             Miscellaneous

Section 4.01        Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.02         Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03       Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Employee and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04         Amendment. This Agreement may be amended only by writing signed by Employee and by the Company.

Section 4.05         Governing Law. This agreement shall be construed, interpreted and governed in accordance with the laws of the state of Florida, without reference to rules relating to conflicts of law.

Section 4.06        Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in Florida in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in Florida.

Section 4.07        Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Employee with respect to such subject matter, including the Employment Agreement.

Section 4.08         Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

Section 4.09        Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Employee. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

National Waste Management Holdings, Inc.

/s/ Louis Paveglio
By: Louis Paveglio Title: Chief Executive Officer
Gateway Rolloff Services, L.P. /s/ Louis Paveglio_____________________________ By: Louis Paveglio Paul Simon

/s/ Paul Simon

[Signature Page to Paul Simon Employment Agreement]